SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934

                   (Amendment No.      )


(  )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(xx)  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12



                    Security Capital Bancorp
          (Name of Registrant as Specified In Its Charter)



          (Name of Person(s) Filing Proxy Statement)


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      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

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          computed pursuant to Exchange Act Rule 0-11: *

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( ) Filing Fee of $          was previously paid on           , 199 ,
    the date the Preliminary Proxy Statement was filed.

                       (Security Capital Bancorp logo)
                             507 West Innes Street
                        Salisbury, North Carolina 28144
                 NOTICE OF 1994 ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 28, 1994
     Notice is hereby given that the Annual Meeting of Shareholders (the Annual Meeting) of Security Capital Bancorp (the Corporation) will be held at the principal office of the Corporation, 507 West Innes Street, Salisbury, North Carolina 28144, on Thursday, April 28, 1994 at 2:00 o'clock p.m., Eastern Daylight Savings Time, for the following purposes:
     1. To elect seven directors to serve for three-year terms or until their successors are duly elected and qualified (Proposal I);
     2. To approve the Corporation's Omnibus Stock Ownership and Long Term Incentive Compensation Plan (Proposal II);
     3. To ratify the selection of KPMG Peat Marwick as the independent auditor of the Corporation for the 1994 year (Proposal III); and
     4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
     Only shareholders of record at the close of business on March 7, 1994, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. It is important that your shares of the Corporation's common stock be represented at the Annual Meeting to ensure the presence of a quorum.
     YOU ARE REQUESTED TO MARK, DATE, AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE. THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO LATER REVOKE IT OR TO VOTE IN PERSON AT THE ANNUAL MEETING.
                                         By Order of the Board of Directors,
                                         (Signature of Miles J. Smith, Jr.)
                                         MILES J. SMITH, JR.
                                         CHAIRMAN OF THE BOARD
March 28, 1994

                      (Security Capital Bancorp logo)
                                PROXY STATEMENT
                  FOR THE 1994 ANNUAL MEETING OF SHAREHOLDERS
                          OF SECURITY CAPITAL BANCORP
     The solicitation of the enclosed proxy is made by and on behalf of the Board of Directors of Security Capital Bancorp (the Corporation) to be used at the 1994 Annual Meeting of Shareholders (the Annual Meeting) to be held at the principal office of the Corporation at 507 West Innes Street, Salisbury, North Carolina 28144 on Thursday, April 28, 1994, at 2:00 o'clock p.m., Eastern Daylight Savings Time, and any adjournments thereof. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about March 28, 1994.
     The cost of the solicitation of proxies will be borne by the Corporation. Solicitations of proxies will be made by mail, except that, if necessary, proxies may be solicited personally or by telephone by directors, officers and employees of the Corporation or its subsidiaries, none of whom will receive special compensation for their efforts. Brokerage houses and nominees have been requested to forward these proxy materials to the beneficial owners of shares held of record by such persons, and upon request, the Corporation will reimburse such persons for the reasonable out-of-pocket expenses thereby incurred.
                               VOTING SECURITIES
     As of March 7, 1994, the Corporation had outstanding 11,710,391 shares of its common stock, no par value per share (the Common Stock), each of which is entitled to one vote on each matter calling for a vote of shareholders at the Annual Meeting. Only shareholders of record at the close of business on March 7, 1994, will be entitled to vote at the Annual Meeting or any adjournments thereof. At the close of business on that date, there were approximately 3,153 shareholders of record.
     The holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting will constitute a quorum. Since many of the shareholders cannot attend the Annual Meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxies to represent those shareholders who cannot be present in person and who desire to be so represented.
     Any shareholder may withhold on the form of proxy the authority for the proxyholders to vote for any nominee for election to the Board of Directors and may vote for, against, or abstain from voting on any other matter to come before the Annual Meeting. If the enclosed proxy is properly marked, signed, dated and returned, and not revoked, it will be voted in accordance with the instructions thereon. If no instructions are given, the proxy will be voted for the nominees for election to the Board of Directors named herein and for the other matters noted herein calling for a vote of the shareholders. If instructions are given with respect to some but not all proposals, such instructions as are given will be followed, but the proxy will be voted for the proposals on which no instructions are given. Should other matters properly come before the Annual Meeting, the proxyholders will vote the proxies thereon in accordance with their best judgment.
     Proxies may be revoked at any time before they are exercised by (i) filing a written notice of revocation with the Secretary of the Corporation, (ii) filing a duly executed proxy bearing a later date, or (iii) personally appearing at the Annual Meeting and electing to vote in person.
                                       1

                                   PROPOSAL I
                             ELECTION OF DIRECTORS
     The Restated Articles of Incorporation of the Corporation (the Restated Articles) provide that the number of directors of the Corporation shall be not less than nine nor more than thirty, with the exact number to be fixed from time to time as set forth in the By-Laws of the Corporation. The By-Laws provide that the number of directors from time to time shall be determined by the Board of Directors within the minimum and maximum numbers established in the Restated Articles. At its meeting on January 27, 1994, the Board of Directors fixed the number of directors constituting the entire Board at twenty-one, effective as of the Annual Meeting. The Restated Articles and By-Laws also provide that the directors shall be divided into three classes having staggered three-year terms so that the terms of approximately one-third of the directors will expire each year. The By-Laws provide that no person age 70 years or older will be eligible to hold office as a director past the Annual Meeting of Shareholders following such director's 70th birthday.
     The terms of seven of the members of the Board of Directors expire at the Annual Meeting. The Board of Directors has nominated these persons for re-election as directors for three-year terms ending in 1997.
     The persons named in the accompanying form of proxy intend to vote any shares of Common Stock represented by valid proxies that they receive to elect the seven nominees listed below as directors, unless authority to vote is withheld or such proxies are revoked. If elected, each nominee will serve until the Annual Meeting of Shareholders in 1997, or until his successor shall be elected and qualify to serve. In the event that any of the nominees should become unavailable to accept nomination or election, it is intended that the proxyholders will vote for the election in his stead of such other person as the present Board of Directors may recommend. The present Board of Directors has no reason to believe that any of the nominees named herein will be unable to serve if elected to office. Under the North Carolina Business Corporation Act (the NCBCA), to be elected as a director a nominee need only receive a plurality of the votes cast. Accordingly, shares not voted for any reason respecting one or more nominees will not be counted as votes against such nominees. Because the Corporation is a public corporation, as defined under the NCBCA, no shareholder has the right to cumulatively vote his or her shares in the election of directors.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.
                                       2

     The following table sets forth certain information concerning each person nominated for election as a director and each person whose term of office as a director will continue after the Annual Meeting.

                                       DIRECTOR OF THE
NAME                          AGE     CORPORATION SINCE
NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING
IN 1997:
John M. Barnhardt             57             1988*
Edward A. Brown               65             1984
Henry B. Gaye                 65             1988
Dan L. Gray                   60             1991*
Ervin E. Lampert, Jr.         58             1988*
Harold Mowery                 58             1988*
Fred J. Stanback, Jr.         64             1983
DIRECTORS CONTINUING IN OFFICE
UNTIL 1995:
William C. Kluttz, Jr.        47             1988
F. Taft McCoy, Jr.            62             1985
W. Erwin Spainhour            50             1988*
Jimmy K. Stegall              63             1990
Thomas A. Tate, Sr.           66             1989*
E. William Wagoner            46             1988
James L. Williamson           61             1991*
DIRECTORS CONTINUING IN OFFICE
UNTIL 1996:
Ralph A. Barnhardt            58             1988*
Lloyd G. Gurley               54             1991
David B. Jordan               57             1988*
William G. Loeblein           68             1988*
J. G. Rutledge, III           68             1983
Carl M. Short, Jr.            44             1992
Miles J. Smith, Jr.           65             1983

* Includes years of service as a director of Omni Capital Group, Inc. (Omni) which was merged with and into the Corporation on June 30, 1992 (the Merger).
ATTENDANCE AT BOARD AND COMMITTEE MEETINGS; COMMITTEES
     During the year ended December 31, 1993, the Board of Directors held six meetings. All incumbent directors and nominees attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which they served occurring during the period of their service in 1993.
     The Corporation's Board of Directors has several standing committees, including an Audit Committee, an Executive Committee, a Nominating Committee, and a Compensation and Personnel Committee.
     The Audit Committee currently consists of Messrs. Barnhardt (John M.), Gaye, McCoy, Mowery and Williamson (Chairman). The Audit Committee is responsible for reviewing the records and affairs of the Corporation to determine its financial condition and reviewing with management and the independent auditors the Corporation's systems of internal control. The Audit Committee met four times during 1993.
     The Executive Committee currently consists of Messrs. Barnhardt (Ralph A.) (Chairman), Gurley, Jordan and Smith. The function of the Executive Committee is to carry on any necessary business of the Corporation between regularly scheduled meetings of the Board of Directors. The Executive Committee met nine times during 1993.
     The Nominating Committee, which currently consists of Messrs. Kluttz (Chairman), Short and Smith (and EX OFFICIO members Messrs. Gurley and Jordan), recommends to the Board of Directors nominees for election as directors and considers the performance of incumbent directors in determining whether or not to nominate them for re-election. The Nominating Committee met one time during 1993. The Nominating Committee will consider written nominations of candidates for election to the Board of Directors submitted by shareholders to the Secretary of the Corporation that are accompanied by the nominee's biographical material and such other information as is required to be disclosed in the proxy
                                       3
materials concerning all nominees for director and the shareholder's name, address and number of shares owned. Nominations and such information must be received no more than 75 days and no less than 50 days prior to the date of the relevant Annual Meeting of Shareholders in order to be considered for the slate of nominees for election as directors at such meeting.
     The Compensation and Personnel Committee currently consists of Messrs. Brown, Lampert (Chairman), Loeblein and Wagoner (and EX OFFICIO members Messrs. Barnhardt, Gurley, Jordan and Smith). This Committee is responsible for reviewing the Corporation's policies regarding general employment matters, personnel administration, employee benefit programs, and similar areas. It also reviews and makes recommendations to the full Board regarding the levels and types of compensation paid and proposed for payment to the senior executive officers of the Corporation and its subsidiaries. The Compensation and Personnel Committee met twelve times in 1993.
DIRECTOR COMPENSATION
     Each member of the Corporation's Board of Directors, except those who are employees of the Corporation, receive an annual retainer of $2,500, a fee of $625 for each Board meeting attended, a fee of $325 for each meeting of a committee of the Board attended, and are entitled to receive reimbursement for travel expenses incurred in connection with all Board and committee meetings. Miles J. Smith, Jr., Chairman of the Board, receives an additional retainer of $600 per month. Directors of the Corporation, except those who are employees of the Corporation, who also serve as directors of a banking subsidiary of the Corporation are paid a retainer of $2,500, a fee of $625 for each Board meeting attended, and a fee of $250 for each meeting of a committee of the Board attended. Directors of the Corporation, except those who are employees of the Corporation, who also serve as directors of non-banking subsidiaries are compensated for such services at a rate of $100 per meeting.
     Effective January 1, 1993, the Corporation adopted a Directors' Deferred Compensation Plan into which pre-existing director deferred compensation plans of OMNIBANK, SSB (OMNIBANK) and Security Bank were merged. Under this Plan, each director of the Corporation and Security Bank may elect to defer some or all of the compensation received by him as a director. All amounts deferred are credited to his Plan account, are conveyed to trusts created under the Plan and are deemed to earn income each quarter at the average yield for the second month of such quarter of three-year U.S. Treasury obligations (constant maturity) as reported by the Federal Reserve (the Average Yield). In the event that the actual earnings of a trust for such quarter are less than the Average Yield, the creator of the trust (e.g., Security Bank as the creator of the trust for Security Bank directors) contributes to the trust the difference between the actual earnings and the Average Yield. Amounts credited to a director's Plan account and held in the applicable trust are distributed to him or his estate in monthly installments, beginning on the first day on the month following his retirement as a director, death or disability, over a period of ten or fifteen years (depending on whether the director has retired, is deceased or has become disabled). In the event of a change in control (as defined in the Plan) of the Corporation, in certain circumstances the directors would receive payment of all amounts credited to their Plan accounts in a lump sum.
       INFORMATION CONCERNING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
     The principal occupation of each nominee for election to the Board of Directors, each director whose term will not expire at the Annual Meeting and each executive officer of the Corporation, as well as certain other information with respect to each such individual, is set forth below. Unless otherwise noted, all such persons have maintained their respective principal occupations for at least five years.
DIRECTORS AND NOMINEES
     JOHN M. BARNHARDT is the President and Chief Executive Officer of Barnhardt, Walker & Strickland, Inc., Concord, North Carolina, a company engaged in advertising and public relations. Mr. Barnhardt is also a director of Citizens Savings, SSB, a subsidiary of the Corporation (Citizens). Mr. Barnhardt is not related to Ralph A. Barnhardt.
     RALPH A. BARNHARDT is a Vice-Chairman of the Board of Directors, a position he has held since the Merger, and is also the Chairman of the Board of Directors, President and Chief Executive Officer of Citizens. Mr. Barnhardt was Chairman of the Board of Directors of Omni prior to the Merger. Mr. Barnhardt is also a director of OMNIBANK, Security Bank and Home Savings Bank, SSB (Home Savings), a subsidiary of the Corporation. He is a past Chairman of the North Carolina Alliance of Community Financial Institutions. Mr. Barnhardt is not related to John M. Barnhardt.
     EDWARD A. BROWN is the President and Treasurer of W.A. Brown & Son, Inc., Salisbury, North Carolina, a manufacturer of refrigeration units. Mr. Brown is also a director of Security Bank.
                                       4

     HENRY B. GAYE is the President of Gaye Chevrolet, Inc., Marshville, North Carolina, an automobile dealership. Mr. Gaye is also a director of Security Bank.
     DAN L. GRAY is the Executive Director of The Cannon Foundation, Inc., Concord, North Carolina, a charitable foundation. Mr. Gray is also a director of Citizens.
     LLOYD G. GURLEY has been the President of the Corporation and Security Bank since August 20, 1990, and has been the Chief Executive Officer of Security Bank since April 17, 1991. He was Chief Executive Officer of the Corporation from April 17, 1991 until the Merger (as of the Merger he became Chief Administrative Officer of the Corporation, as well as its President). Prior to August 20, 1990, Mr. Gurley was a Senior Vice President of Wachovia Bank of North Carolina, N.A. in Durham, North Carolina. Mr. Gurley is also a director of OMNIBANK, Citizens, Home Savings and Security Bank.
     DAVID B. JORDAN is a Vice-Chairman of the Board of Directors and the Chief Executive Officer of the Corporation, and is also the President, Chief Executive Officer and a director of OMNIBANK. He is also a director of Citizens, Home Savings and Security Bank, and is a past Chairman of the North Carolina Alliance of Community Financial Institutions. Prior to the Merger, Mr. Jordan was President and Chief Executive Officer of Omni. Mr. Jordan is a director of the Charlotte branch of the Federal Reserve Bank of Richmond.
     WILLIAM C. KLUTTZ, JR. is a partner in the law firm of Kluttz, Reamer, Blankenship & Hayes, Salisbury, North Carolina. Mr. Kluttz's law firm received fees during the Corporation's fiscal year ended December 31, 1993, and has also received fees from that date to the present for certain legal work performed for Security Bank. Mr. Kluttz is also a director of Security Bank.
     ERVIN E. LAMPERT, JR. is the retired President of R.W. Norman Company, Salisbury, North Carolina, a company engaged in the manufacture of home furnishings. Mr. Lampert is also a director of OMNIBANK.
     WILLIAM G. LOEBLEIN is the retired President of Loeblein Brothers, Inc., Salisbury, North Carolina, a manufacturer of upholstered furniture. Mr. Loeblein is also Chairman of the Board of Directors of OMNIBANK.
     F. TAFT McCOY, JR. is the owner of McCoys Realty, Albemarle, North Carolina, and is an independent contractor/securities broker for B.F. Holdridge & Co., a securities brokerage firm in Southern Pines, North Carolina. Formerly, Mr. McCoy was an independent contractor/securities broker for J. Lee Peeler & Co., Durham, North Carolina, and was Branch Manager, Social Security Administration, Albemarle, North Carolina. He is also a director of Security Bank.
     HAROLD MOWERY is Vice President of Wagoner Construction Company, Salisbury, North Carolina, a company engaged in the commercial and industrial construction business. Mr. Mowery is also a director of OMNIBANK.
     J. G. RUTLEDGE, III was the Chairman of the Board of Directors and Chief Executive Officer of the Corporation and Security Bank until April 17, 1991, and also was the President of the Corporation and Security Bank until August 20, 1990. Mr. Rutledge served as a consultant to Security Bank from April 17, 1991 until April 30, 1992. He is also a director of Security Bank.
     CARL M. SHORT, JR. is a partner in the law firm of Woodson, Ford, Sayers, Lawther, Short, Parrott & Hudson, Salisbury, North Carolina. Mr. Short's law firm received fees during the Corporation's fiscal year ended December 31, 1993, and has received fees from that date to the present for certain legal work performed for OMNIBANK. Mr. Short is also a director of OMNIBANK.
     MILES J. SMITH, JR. is the Chairman of the Boards of Directors of the Corporation and Security Bank. He is also a director of Citizens, OMNIBANK and Home Savings. He is the Chairman of the Board of Directors of Premtec, Inc., China Grove, North Carolina, a manufacturer of industrial rubber products, and a private investor.
     W. ERWIN SPAINHOUR is the President of the law firm of Hartsell, Hartsell & Mills, P.A., Concord, North Carolina. Mr. Spainhour's law firm received fees during the Corporation's fiscal year ended December 31, 1993, and has received fees from that date to the present for certain legal work performed for Citizens. Mr. Spainhour is also a director of Citizens.
     FRED J. STANBACK, JR. is a private investor in Salisbury, North Carolina. He is also a director of Security Bank.
     JIMMY K. STEGALL is the President of Stegall Builders Mart, Inc., Marshville and Monroe, North Carolina, a retail building supply company. Mr. Stegall is also a director of Security Bank.
                                       5

     THOMAS A. TATE, SR. was Chief Executive Officer of Home Savings until December 31, 1992 and continues to hold the office of President. Mr. Tate is also Chairman of the Board of Directors of Home Savings.
     E. WILLIAM WAGONER is the Chairman of the Board of Directors and the President of Wagoner Construction Company, Salisbury, North Carolina, a company engaged in the commercial and industrial construction business. Mr. Wagoner is also a director of Security Bank.
     JAMES L. WILLIAMSON is a retired audit partner of KPMG Peat Marwick, certified public accountants, a position held from 1970 until June 1990. Mr. Williamson is also a director of Home Savings.
EXECUTIVE OFFICERS

                                                                              YEAR
                                                                              FIRST
NAME                       AGE     POSITION                                 APPOINTED
Ralph A. Barnhardt         58      Vice-Chairman                               1992
Lloyd G. Gurley            54      President and Chief Administrative
                                     Officer                                   1990
David B. Jordan            57      Vice-Chairman and Chief Executive
                                   Officer                                     1992
Pressley A. Ridgill        41      Senior Vice-President, Treasurer and
                                     Chief Financial Officer                   1992(1)
Edward K. Prewitt, Jr.     47      Senior Vice-President and Secretary         1992(2)

(1) Mr. Ridgill is a certified public accountant. He was the Vice-President and Chief Financial Officer of Omni from February 1989 until the Merger. Previously, he was a senior manager with KPMG Peat Marwick, an independent public accounting firm. Mr. Ridgill is also the Vice-President and Chief Financial Officer of Citizens, Home Savings, OMNIBANK and Security Bank.
(2) Mr. Prewitt is a certified public accountant. He is also a Vice-President and Chief Operating Officer of Citizens. He was a director of Omni until January 1990 when he resigned to become an executive officer of Omni and Citizens. Previously, he was the treasurer and chief financial officer of Morrison Brothers, Inc., a company engaged in the building supply business.
                                       6

OWNERSHIP OF SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The table below sets forth as of February 1, 1994 the number of shares of the Corporation's Common Stock beneficially owned by each director, each nominee for election to the Board of Directors, and each executive officer of the Corporation named in the Summary Compensation Table set forth below. Also shown in each instance is information as to the beneficial ownership of all of the current directors, the nominees for election and the Corporation's executive officers (named in the Summary Compensation Table) as a group. All such information is based on reports made to the Corporation by the persons listed.

                                 NUMBER OF SHARES
          NAME OF                OF COMMON STOCK        PERCENT OF
    DIRECTOR OR OFFICER         BENEFICIALLY OWNED     COMMON STOCK
DIRECTORS:
John M. Barnhardt                       18,597(2)         *
Ralph A. Barnhardt                     131,939(3)(4)       1.12
Edward A. Brown                          2,979            *
Henry B. Gaye                           82,387(5)         *
Dan L. Gray                             16,872            *
Lloyd G. Gurley                         22,908(6)         *
David B. Jordan                        136,920(3)(7)       1.16
William C. Kluttz, Jr.                   9,698(8)             *
Erwin E. Lampert, Jr.                   13,894(9)        *
William G. Loeblein                     21,262(10)        *
F. Taft McCoy, Jr.                      74,756(11)        *
Harold Mowery                           12,757(12)        *
J. G. Rutledge, III                     48,781(13)        *
Carl M. Short, Jr.                      32,804(14)        *
Miles J. Smith, Jr.                    134,474(15)         1.15
W. Erwin Spainhour                       8,345            *
Fred J. Stanback, Jr.                  225,120(16)         1.92
Jimmy K. Stegall                        46,228(17)        *
Thomas A. Tate, Sr.                     34,403            *
E. William Wagoner                      16,925(18)        *
James L. Williamson                      8,088(1)         *
EXECUTIVE OFFICERS:
Pressley A. Ridgill                     45,733(3)(19)     *
All directors, nominees and
  executive officers as a
  group (22 persons)                 1,145,870             9.61

   * Less than 1%
 (1) Includes 7,088 shares of Common Stock that such individual has the right to purchase pursuant to currently exercisable stock options granted under one or more of the stock option plans of Omni continued by the Corporation pursuant to the Merger (the Option Plans). See Executive
     Compensation -- Stock Option Plans below.
 (2) Includes 3,866 shares held by Mr. Barnhardt's spouse.
 (3) Other than shares allocated to such person's individual accounts, does not include shares held by the ESOP or the Incentive Plan. See Executive Compensation -- Employee Stock Ownership and Profit Sharing Plans below. Such person serves as a member of the Trustee and of the Administrative Committee of the ESOP, each of which share dispositive power over the shares held by the ESOP. At February 1, 1994, the ESOP held 467,348 shares, or 3.99%, of the Common Stock, and the Incentive Plan held 12,866 shares, or .11%.
 (4) Includes 84,375 shares that Mr. Barnhardt has the right to purchase pursuant to currently exercisable stock options granted under one of the Option Plans, 3,688 shares jointly owned by Mr. Barnhardt and his spouse, 2,594 owned by Mr. Barnhardt's spouse, 486 shares owned by his children, 37,540 shares allocated to his ESOP accounts, and 224 shares allocated to his Incentive Plan accounts.
 (5) Includes 22,862 shares held by Mr. Gaye's spouse and 2,126 shares held by a corporation which he controls.
                                       7

 (6) Includes 2,000 shares held by Mr. Gurley's spouse and 218 shares allocated to his Incentive Plan accounts.
 (7) Includes 75,500 shares that Mr. Jordan has the right to purchase pursuant to currently exercisable stock options granted under one or more of the Option Plans, 5,000 shares held by his spouse, 40,081 shares allocated to his ESOP accounts, and 210 shares allocated to his Incentive Plan accounts.
 (8) Includes 1,816 shares held by Mr. Kluttz as custodian for a minor child.
 (9) Includes 1,293 shares owned by Mr. Lampert's spouse and 2,700 shares held in a trust of which he is co-trustee.
(10) Includes 7,087 shares over which Mr. Loeblein has shared voting and investment power.
(11) Includes 23,500 shares held by Mr. McCoy's spouse. Mr. McCoy disclaims any beneficial interest in such shares.
(12) Includes 2,396 shares owned by Mr. Mowery's spouse.
(13) Includes 24,218 shares held by Mr. Rutledge's spouse.
(14) Includes 517 shares held in a trust of which Mr. Short is a co-trustee.
(15) Includes 5,257 shares held by Mr. Smith's spouse, and 3,937 shares held in a trust over which he has shared voting and investment power.
(16) Includes 23,497 shares held by trusts of which Mr. Stanback is the co-trustee, and 99,115 shares with respect to which he has a power-of-attorney. Mr. Stanback shares voting power, but disclaims beneficial ownership of, these 122,652 shares. Also includes 3,375 shares held by Mr. Stanback's spouse, but in which he disclaims any beneficial interest.
(17) Includes 2,777 shares held by Mr. Stegall's spouse.
(18) Includes 3,931 shares held by a corporation of which Mr. Wagoner is the sole shareholder, 10,219 shares held in a pension plan over which he has shared voting and investment power, and 625 shares held by him as a custodian for minor children.
(19) Includes 30,937 shares that Mr. Ridgill has the right to purchase pursuant to currently exercisable options granted under one or more of the Option Plans, 9,540 shares allocated to his ESOP accounts, and 175 shares allocated to his Incentive Plan accounts.
     As of March 7, 1994, no shareholder was known to the Corporation to the beneficial owner of more than five percent (5%) of the Common Stock of the Corporation.
                                       8

                             EXECUTIVE COMPENSATION
     The following table sets forth a summary of the compensation received by David B. Jordan, the Corporation's Chief Executive Officer, Ralph A. Barnhardt, Lloyd G. Gurley and Pressley A. Ridgill from the Corporation and its subsidiaries during the years ended December 31, 1993 and 1992, and by Mr. Gurley during the year ended December 31, 1991. Messrs. Jordan, Barnhardt and Ridgill first became officers of the Corporation on June 30, 1992 as a result of the Merger.
                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM COMPENSATION
                                                                                      AWARDS
                                                                                                                  PAYOUTS
                                                                       (E)             (F)            (G)
                            (B)           ANNUAL COMPENSATION         OTHER         RESTRICTED     SECURITIES       (H)
          (A)               YEAR                                      ANNUAL          STOCK        UNDERLYING      LTIP
       NAME AND            ENDED           (C)          (D)        COMPENSATION       AWARDS        OPTIONS/      PAYOUTS
  PRINCIPAL POSITION    DECEMBER 31,      SALARY      BONUS($)         ($)             ($)            SARS          ($)
David B. Jordan,            1993         $174,257(5)  $141,995(12)     $-0-            $-0-            -0-         $ -0-
  Vice Chairman and         1992           80,000(6)    32,000(13)      -0-             -0-            -0-           -0-
  Chief Executive
  Officer(1)
Ralph A. Barnhardt,         1993         $154,940(7)  $ 67,968(14)     $-0-            $-0-            -0-         $ -0-
  Vice-Chairman(2)          1992           59,724(8)    24,000(15)      -0-             -0-            -0-           -0-
Lloyd G. Gurley,            1993         $160,516(9)  $ 84,509(16)     $-0-            $-0-            -0-         $ -0-
  President and Chief       1992          162,678(9)    50,000(17)      -0-             -0-            -0-           -0-
  Administrative            1991          150,159(9)    12,048          -0-             -0-            -0-           -0-
  Officer(3)
Pressley A. Ridgill,        1993         $108,101(10) $ 38,020(18)     $-0-            $-0-            -0-         $ -0-
  Senior Vice-President     1992           62,786(11)    9,200(19)      -0-             -0-            -0-           -0-
  and Treasurer and
  Chief Financial
  Officer(4)
                             (I)
          (A)             ALL OTHER
       NAME AND          COMPENSATION
  PRINCIPAL POSITION         ($)
David B. Jordan,           $ 23,749(20)
  Vice Chairman and          20,242(20)
  Chief Executive
  Officer(1)
Ralph A. Barnhardt,        $ 17,739(21)
  Vice-Chairman(2)           12,071(21)
Lloyd G. Gurley,           $ 12,656(22)
  President and Chief        39,029(23)
  Administrative                -0-
  Officer(3)
Pressley A. Ridgill,       $  8,539(24)
  Senior Vice-President       7,061(24)
  and Treasurer and
  Chief Financial
  Officer(4)

 (1) Mr. Jordan is also the President and Chief Executive Officer of OMNIBANK.
 (2) Mr. Barnhardt is also the Chairman, President and Chief Executive Officer of Citizens.
 (3) Mr. Gurley is also the President and Chief Executive Officer of Security Bank.
 (4) Mr. Ridgill is also a Vice-President and Chief Financial Officer of Security Bank, OMNIBANK, Citizens and Home Savings.
 (5) Includes salary received by Mr. Jordan from OMNIBANK. Also includes deferred compensation.
 (6) Includes salary received by Mr. Jordan from the Corporation and OMNIBANK during the period from July 1, 1992 through December 31, 1992. Also includes deferred compensation.
 (7) Includes salary received by Mr. Barnhardt from Citizens.
 (8) Includes salary received by Mr. Barnhardt from the Corporation and Citizens during the period from July 1, 1992 through December 31, 1992.
 (9) Includes salary received by Mr. Gurley from Security Bank. Also includes deferred compensation.
(10) Includes salary received by Mr. Ridgill from First Cabarrus Corporation, a wholly-owned subsidiary of the Company (FCC).
(11) Includes salary received by Mr. Ridgill from FCC during the period from July 1, 1992 through December 31, 1992.
(12) Includes bonuses accrued under the Executive Management Incentive Compensation Plan for 1993.
(13) Includes bonuses accrued under the Executive Management Incentive Compensation Plan for the period from July 1, 1992 through December 31, 1992. Does not include bonuses accrued under the Plan prior to the Merger.
(14) Includes bonuses accrued under the Executive Management Incentive Compensation Plan for 1993.
(15) Includes bonuses accrued under the Executive Management Incentive Compensation Plan for the period from July 1, 1992 through December 31, 1992. Does not include bonuses accrued under the Plan prior to the Merger.
(16) Includes bonuses accrued under the Executive Management Incentive Compensation Plan for 1993.
(17) Includes bonuses accrued under the Executive Management Compensation Plan for 1992.
                                       9

(18) Includes bonuses accrued under the Executive Management Incentive Compensation Plan for 1993.
(19) Includes bonuses accrued under the Executive Management Incentive Compensation Plan for the period from July 1, 1992 through December 31, 1992. Does not include bonuses accrued under the Plan prior to the Merger.
(20) Includes premiums paid by the Corporation or one of its subsidiaries with respect to term life insurance for the benefit of Mr. Jordan and contributions allocated to Mr. Jordan's accounts under the ESOP and the Incentive Plan (or, in 1992, the Profit Sharing Plan).
(21) Includes premiums paid by the Corporation or one of its subsidiaries with respect to term life insurance for the benefit of Mr. Barnhardt and contributions allocated to Mr. Barnhardt's accounts under the ESOP and the Incentive Plan (or, in 1992, the Profit Sharing Plan).
(22) Includes premiums paid by the Corporation or one of its subsidiaries with respect to term life insurance for the benefit of Mr. Gurley and contributions made to Mr. Gurley's accounts under the Incentive Plan.
(23) Includes premiums paid by the Corporation or one of its subsidiaries with respect to term life insurance for the benefit of Mr. Gurley, contributions allocated to Mr. Gurley's accounts under the Security Bank Profit Sharing Plan (described below), and a moving allowance granted to Mr. Gurley.
(24) Includes contributions allocated to Mr. Ridgill's accounts under the ESOP and the Incentive Plan (or, in 1992, the Profit Sharing Plan).
     The following table sets forth certain information concerning options to purchase Common Stock held by Messrs. Jordan, Barnhardt and Ridgill during the year ended December 31, 1993 and the value of unexercised options as of December 31, 1993. Messrs. Jordan, Barnhardt and Ridgill held options to acquire shares of Omni's common stock which, pursuant to the Merger, were converted into options to acquire shares of the Corporation's Common Stock. Mr. Gurley does not presently hold options to acquire Common Stock.
AGGREGATED OPTIONS/SAR EXERCISED IN 1993 AND DECEMBER 31, 1993 OPTIONS/SAR VALUE

                                                                                                                     (E)
                                                                                            (D)             VALUE OF UNEXERCISED
                                                                                   NUMBER OF UNEXERCISED        IN-THE-MONEY
                                                    (B)                               OPTIONS/SARS AT          OPTIONS/SARS AT
                                                 NUMBER OF                         DECEMBER 31, 1993(1)     DECEMBER 31, 1993(2)
                    (A)                       SHARES ACQUIRED         (C)              EXERCISABLE/             EXERCISABLE/
NAME                                            ON EXERCISE      VALUE REALIZED        UNEXERCISABLE            UNEXERCISABLE
David B. Jordan                                    8,875            $ 97,093(3)            75,500                 $ 651,188
Ralph A. Barnhardt                                   -0-                 -0-               84,375                 $ 643,359
Lloyd G. Gurley                                      -0-                 -0-                  -0-                 $     -0-
Pressley A. Ridgill                                  -0-                 -0-               30,937                 $ 248,269

(1) All options listed are currently exercisable.
(2) Calculated using the average of the bid and ask quotations for the Corporation's Common Stock as reported by the National Market System of National Association of Securities Dealers Automated Quotation System (NASDAQ-NMS) for December 31, 1993 and the average exercise price of the options.
(3) Value realized calculated using the average of the bid and asked quotations for the Corporation's Common Stock as reported by the NASDAQ-NMS for the date of exercise.
PENSION AND RETIREMENT PLANS
     Prior to the Merger, Omni maintained an Employees' Pension Plan and Security Bank maintained a Retirement Plan. These Plans were continued by the Corporation as separate plans from July 1, 1992 through December 31, 1992, with the former employees of Omni and the employees of its former subsidiaries, including OMNIBANK, Citizens and Home Savings, continuing participation in the Omni Pension Plan, and the employees of Security Bank and its subsidiary prior to the Merger continuing participation in the Security Bank Retirement Plan. Effective January 1, 1993, these Plans were merged into a single Employees' Pension Plan (the Pension Plan).
     The Pension Plan covers all employees of the Corporation and its subsidiaries who were participants in the Omni and Security Bank Plans on December 31, 1992, and all employees of the Corporation and its subsidiaries who thereafter complete one year of service and attain the age of 21. Messrs. Jordan, Barnhardt, Gurley and Ridgill are participants in the
                                       10

Pension Plan. Upon the later of age 65 and the fifth anniversary of an employee's participation in the Pension Plan, and subject to certain limitations, the employee is entitled to receive monthly 1/12 of the sum of (a) his accrued benefits as of December 31, 1992 under the Omni or Security Bank Plans, if any, (b) 2% of his final average compensation (as defined under the Pension Plan) for the first five years of credited service beginning on or after January 1, 1993, (c) 1% of his final average compensation for his next 30 years of credited service, if any, and (d) .65% of the excess of his final average compensation over the applicable Social Security Covered Compensation in effect at the beginning of the plan year in which the employee reaches age 65 multiplied by the employee's years of service (up to a maximum of 35 years). Social Security Covered Compensation consists of the average (without indexing) of the taxable wage bases in effect during the 35 year period ending with the last day of the calendar year in which the employee attains or will attain Social Security retirement age. Generally, early retirement, with reduced monthly benefits, is available at age 55 after five years of services. Accrued benefits under the Pension Plan, other than those accrued benefits under the Omni and Security Bank Plans which became vested upon the adoption of the Pension Plan, are 100% vested upon the completion of five years of service. However, the accrued benefits of an employee who becomes disabled prior to qualifying to receive monthly benefits upon normal or early retirement are vested, and the disabled employee is entitled to receive monthly benefits at a reduced rate or, in certain circumstances, a lump sum payment of the present value of his benefits.
     The following table sets forth the estimated annual benefits payable under the Pension Plan, based upon payment of a term certain and life annuity to participants at normal retirement age, in the final average compensation and years of service classifications specified. Because the applicable Social Security Covered Compensation for purposes of the benefit formula depends upon the age of the participant, the estimated annual benefits payable are computed assuming the participant is age 65. The estimated benefits listed below are not subject to any deduction for Social Security or other offset amounts. As of December 31, 1993, final average compensation for purposes of computing benefits under the Pension Plan of the Corporation's executive officers named in the Summary Compensation Table were as follows: Mr. Jordan, $167,713; Mr. Barnhardt, $155,605; Mr. Gurley, $136,327; and Mr. Ridgill, $95,696. At age 65, Messrs.
Jordan, Barnhardt, Gurley and Ridgill are expected to have completed nine, eight, twelve and 24 years, respectively, of service.

                                                                                      YEARS OF SERVICE
             FINAL AVERAGE ANNUAL COMPENSATION                   10         15         20         25         30         35
$100,000....................................................   $19,901    $27,352    $34,802    $42,253    $49,703    $57,154
 125,000....................................................    25,276     34,789     44,302     53,815     63,328     72,841
 150,000....................................................    30,651     42,227     53,802     65,378     76,953     88,529
 175,000....................................................    30,651     42,227     53,802     65,378     76,953     88,529
 200,000....................................................    30,651     42,227     53,802     65,378     76,953     88,529
 225,000....................................................    30,651     42,227     53,802     65,378     76,953     88,529

EMPLOYEE STOCK OWNERSHIP AND PROFIT SHARING PLANS
     Prior to the Merger, Omni maintained an Employee Stock Ownership Plan (the
ESOP) for the benefit of employees of Omni and its subsidiaries, and Security Bank maintained a profit sharing plan for its employees (the Profit Sharing
Plan). The ESOP was adopted and continued by the Corporation upon the Merger. The Corporation continues to make nominal contributions to the ESOP. The Profit Sharing Plan was continued through December 31, 1992, and a contribution was made to that Plan by Security Bank for the year then ended. The Corporation established an Employees' Incentive Profit Sharing and Savings (401(k) Plan, effective January 1, 1993 (the Incentive Plan), for the benefit of its and its subsidiaries' employees. As of January 1, 1993, the Corporation and its subsidiaries began making contributions to the Incentive Plan.
     Employees may participate in the Incentive Plan upon the later of the attainment of age 21 and one year of service. Subject to certain limitations, a participant may elect to defer from 2% to 10% of his total annual compensation (whether taken in cash or otherwise deferred by the employee). Also, subject to certain limitations, the employer of the participant contributes to the participant's Incentive Plan account an amount equal to one-half of the first 6% of total annual compensation deferred by the participant. The employer may also contribute annually to the trust maintained under the Incentive Plan for the benefit of the Incentive Plan accounts of all participants such profit sharing amount, within certain limitations, as the Board of Directors may deem advisable. Messrs. Jordan, Barnhardt, Gurley and Ridgill are participants under the Incentive Plan.
     A participant is at all times fully vested in the accrued benefits attributable to compensation deferred by him under the Incentive Plan. He is vested in increments of 20% on each of the first through fifth anniversaries of his participation in
                                       11
the Incentive Plan, and remains fully vested after the fifth anniversary, in the accrued benefits attributable to employer matching contributions and profit sharing contributions made for the benefit of his accounts. Generally, upon a participant's retirement at age 65, he is entitled to receive his accrued benefits (all compensation deferred by the participant and employer contributions and profit sharing contributions attributable to his Incentive Plan accounts, plus or minus all income, losses, appreciation, depreciation and forfeitures, if applicable, attributed to such accounts) under the Incentive Plan in a lump sum or, at the request of the participant, in substantially equal quarterly or annual installments over a fixed period of time or by the purchase of a term certain, nontransferable annuity. Early retirement at age 55 and after five years of service is permitted under the Incentive Plan, with payment of accrued benefits under the methods described in the preceding sentence. Upon death or disability, a participant is fully vested in his accrued benefits, with payment of such benefits being made to the spouse, or other beneficiary, of the deceased participant or to the disabled participant under the above-described methods.
EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN
     In connection with the Merger, the Executive Management Incentive Compensation Plan (the Management Incentive Plan) maintained by Omni was adopted and continued by the Corporation for eligible senior management officers of the Corporation and its operating subsidiaries. Pursuant to the Management Incentive Plan, participants are eligible to be paid annual incentive awards based on (i) the realization of certain financial goals by the Corporation and its financial institution subsidiaries, as established annually by the Chief Executive Officer and Compensation and Personnel Committee of the Board of Directors, and (ii) an evaluation of the participant's individual performance and management skills. In addition, in the discretion of the Compensation and Personnel Committee, other employees of the Corporation and its subsidiaries are eligible to participate in this Plan. Such participants are selected based on outstanding contribution to operational and strategic objectives of the Corporation. Incentive awards for a fiscal year are accrued as of that year and paid to the participants the following fiscal year.
EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE-OF-CONTROL
ARRANGEMENTS
     EMPLOYMENT AGREEMENTS. David B. Jordan and Ralph A. Barnhardt each entered into an employment agreement with Omni effective December 19, 1988. These agreements were adopted and continued by the Corporation pursuant to the Merger. In addition, Mr. Jordan has an employment agreement with OMNIBANK, effective December 19, 1988, with a current base salary of $193,826 per annum, and Mr. Barnhardt has an employment contract with Citizens, effective December 19, 1988, with a current base salary of $128,685 per annum. Each of these agreements extend through the end of 1997.
     Each of these employment agreements contains a covenant not to compete with the Corporation or its subsidiaries within any county in which the Corporation or its subsidiaries does business for the term of the agreement and for two years after termination of such agreement, except in the case of termination without cause, as defined therein, by the employer thereunder. All salaries under the employment agreements are subject to review and increase annually by the Boards of Directors of the respective employers.
     The employment agreements of Messrs. Jordan and Barnhardt may be terminated for cause (as defined therein) by the employer thereunder or upon 60 days' notice by the employee. Each employment agreement provides that if the employee is terminated or the nature of his duties is diminished after a change in control (as defined therein) of the Corporation that has not been approved in advance by a two-thirds vote of all directors of the Corporation, or if the employee voluntarily terminates his employment upon certain changes in the employee's rights or duties after a change in control, whether or not approved by the directors of the Corporation (including a relocation requiring the employee to change his permanent residence), he will be entitled to receive his base salary for each year remaining under the agreement (which base salary shall automatically be increased 5% per annum) and annual bonuses for the remainder of the term of the agreement at least equal to 30% of his base salary. The employee also will continue to be eligible to participate in other benefit plans of the employer for the remainder of the term of the agreement. Finally, upon such a change in control that has not been so approved, the then remaining term of the agreement is automatically extended for a five-year period.
     Mr. Gurley entered into five year employment agreements with the Corporation and Security Bank, effective July 1, 1992, at a current base salary of $167,568 per annum. Each of Mr. Gurley's agreements contains covenant not to compete,
                                       12
salary review and increase, and termination provisions which are the same as those contained in the employment agreements of Messrs. Jordan and Barnhardt; provided, however, that each of Mr. Gurley's agreements state that upon termination of the agreements by the employer, Mr. Gurley shall be entitled to receive the greater of (i) the compensation and benefits payable under the agreement for the remainder of its term, and (ii) the severance payment offered by the employer in its notice of termination.
     In 1988, Mr. Ridgill entered into an employment agreement with OMNIBANK which provides that Mr. Ridgill's employment shall continue for a period of one year from the date that he receives notice of the termination of the agreement. The current base salary under this agreement is $105,000. The employment agreement contains a covenant not to compete with the Corporation (as the successor of Omni) or any of its subsidiaries within any county in which the Corporation or its subsidiaries does business for the term of the agreement and for one year thereafter, except in the case of termination without cause, as defined therein, by OMNIBANK. Mr. Ridgill's salary under the agreement is subject to annual review by OMNIBANK's Board of Directors. Under the agreement, Mr. Ridgill is entitled to participate in the Management Incentive Plan at a specified rate, and also is entitled to participate in other management and employee benefit plans that the Corporation or OMNIBANK may from time to time adopt.
     DEFERRED COMPENSATION AGREEMENTS. Messrs. Jordan, Barnhardt and Gurley are each participants in the Corporation's Senior Management's Deferred Compensation Plan. Under this Plan, an eligible employee may elect to defer up to 40% of his annual compensation (as defined in the Plan). The amount deferred, together with an additional amount equal to the amount that would have been contributed to the employee's Incentive Plan account but for the employee's election to defer a portion of his compensation, are credited to his Plan accounts, are conveyed to a trust created under the Plan by his employer and are deemed to earn income each quarter at the Average Yield (see -- ELECTION OF DIRECTORS -- Director Compensation). Generally, in the event that the actual earnings of the trust for a quarter are less than the Average Yield for that quarter, the creator of the trust contributes to the trust the difference between the actual earnings and the Average Yield. With regard to Messrs. Jordan and Gurley, the Plan provides that the amounts credited to their Plan accounts are deemed to earn income each quarter at a rate equal to the average percentage yield for the second month of such quarter reported by Moody's Industrial News Reports for AAA-rated corporate bonds rather than at the Average Yield.
     Upon an employee's retirement, total and permanent disability, death or other termination of employment, he is entitled to receive all amounts credited to his Plan accounts in monthly installments over a period of 10 or 15 years (depending upon the cause of the termination of employment). During this period, the unpaid balances remaining in the accounts continue to earn income as described above. In the event of a change in control (as defined in the Plan) of the Corporation, in certain circumstances participating employees would receive payment of all amounts credited to their Plan accounts in a lump sum.
STOCK OPTION PLANS.
     Prior to the Merger, Omni maintained the Option Plans. The Option Plans were adopted by the Corporation pursuant to the Merger, although no options currently are being granted under these Plans, and all options outstanding under the Option Plans to acquire Omni common stock were converted into options to acquire the Corporation's Common Stock.
     INCENTIVE STOCK OPTION PLAN. The Corporation has continued in effect Omni's 1988 Incentive Stock Option Plan (the Incentive Stock Option Plan), pursuant to which the Board of Directors may grant options to acquire Common Stock of the Corporation to a maximum of 35 key employees of the Corporation or its subsidiaries. Criteria to determine which key employees will be granted options under this Plan include the duties of the respective employees, their current and potential contributions to the success of the Corporation and its subsidiaries and the anticipated number of years of effective service remaining. Under the Plan, which is intended to qualify under the provisions of Section 422 of the Internal Revenue Code, the price at which shares subject to options may be purchased must be at least 100% (110% for 10% shareholders) of the fair market value of the Common Stock on the date of grant of the option. The options, which may be for terms of up to ten years (five years for 10% shareholders) are not transferable and, with certain exceptions relating to death, disability and retirement, are exercisable only while the optionee is employed by the Corporation or a subsidiary of the Corporation. No options have been granted under this Plan subsequent to the Merger.
     NON-QUALIFIED OPTION PLAN. The Corporation also has continued in effect Omni's Directors' Non-Qualified Stock Option Plan (the Non-Qualified Option
Plan), pursuant to which persons who were directors of Omni and certain of its subsidiaries and who were not employees of Omni or its subsidiaries could be granted options to purchase shares of Omni
                                       13
common stock. No director who received options under the Incentive Stock Option Plan or under the stock option plans of OMNIBANK (discussed below) was eligible to receive options under the Plan. Under this Plan, the price at which shares subject to option could be purchased was equal to the fair market value of such shares on the date of the grant of the option. The options, which are for terms of five years, are not transferable and, with certain exceptions relating to death or retirement, are exercisable only while the optionee is a director of the Corporation or one of its subsidiaries. No options have been granted under this Plan subsequent to the Merger.
     OMNIBANK OPTION PLANS. In addition, the Corporation has assumed the obligations of Omni to issue shares pursuant to the exercise of options previously granted by OMNIBANK under its 1988 Incentive Stock Option Plan (the OMNIBANK Incentive Option Plan) and its Amended and Restated 1988 Directors' Non-Qualified Stock Option Plan (the OMNIBANK Non-Qualified Option Plan), both of which plans were maintained by OMNIBANK prior to OMNIBANK becoming a wholly-owned subsidiary of Omni in December 1988. The OMNIBANK Incentive Option Plan and the OMNIBANK Non-Qualified Option Plan are identical in all material respects to the Incentive Option Plan and the Non-Qualified Option Plan, respectively. No more options may be granted under the OMNIBANK Incentive and Non-Qualified Option Plans.
                        COMPARISONS OF CUMULATIVE TOTAL
                               SHAREHOLDER RETURN
     The graph set forth below compares the Corporation's cumulative total shareholder return for the five year period beginning January 1, 1989 and ending December 31, 1993 to the cumulative total shareholder return during such period of the CRSP Total Return Index For The NASDAQ Stock Market (U.S. Companies) and of the CRSP Total Return Index for NASDAQ Bank Stocks, in each case assuming reinvestment of all dividends paid by the Corporation and the companies in the applicable Index.
                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                 (Comparison Graph appears here--see appendix)

                 REPORT OF COMPENSATION AND PERSONNEL COMMITTEE
                           ON EXECUTIVE COMPENSATION
     The Compensation and Personnel Committee of the Corporation's Board of Directors reviews and makes recommendations to the full Board regarding approval of the Corporation's compensation programs, including its salary administration plan, the types and amounts of compensation paid and proposed to be paid to the Corporation's executive officers, and related matters. The goals of the Compensation and Personnel Committee are to create compensation packages for executives and other officers which will attract and retain in the Corporation's employment persons of outstanding ability, and to provide executives and other key employees of the Corporation and its subsidiaries greater incentive to make material contributions to the success of the Corporation, to its shareholders and to the services it provides to its customers.
     The Committee has developed guidelines for its reviews of executive compensation. Among the factors identified in these guidelines are various measures of the Corporation's financial and stock market performance, the executive compensation levels of comparable companies (peer companies), analyses of the job performances of the Corporation's executive officers and similar matters. The compensation of the Corporation's executive officers identified in the Summary Compensation Table has been reviewed and found to be reasonable in view of the Corporation's performance, as compared with the compensation of executives in similarly situated positions at peer companies, and under the guidelines developed by the Committee.
COMPENSATION OF CHIEF EXECUTIVE OFFICER
     Mr. Jordan is the Vice-Chairman and Chief Executive Officer of the Corporation and the President and Chief Executive Officer of OMNIBANK. Mr. Jordan's compensation for 1993 was established by the Corporation's Board of Directors, taking into consideration the Committee's guidelines and recommendation, based primarily upon the terms of his employment agreements with the Corporation and OMNIBANK, the compensation levels of chief executive officers of peer companies, the compensation levels of other senior executive officers of the Corporation, the Corporation's general financial performance in the year ended December 31, 1992, the Corporation's general financial performance in 1992 compared to peer companies, his banking experience and expertise, his performance of his responsibilities during 1992, and the increased responsibilities undertaken by him as a result of the Merger. Mr. Jordan's compensation for 1994 will be established under these same procedures, guidelines and analyses.
     In connection with the Merger, the Corporation and Omni agreed that the employment agreements and other compensation contracts of the Corporation and Omni, and their respective subsidiaries, with their employees prior to the Merger would be honored by the Corporation after the Merger in accordance with their terms, subject to such post-Merger modifications to stock option plans, pension and profit sharing plans, and similar plans as the Corporation's Board deemed appropriate.
     THE DIRECTORS COMPOSING THE COMPENSATION AND PERSONNEL COMMITTEE AND MAKING THIS REPORT ARE MESSRS. BROWN, LAMPERT, LOEBLEIN AND WAGONER. MESSRS. BARNHARDT (RALPH A.), GURLEY, JORDAN AND SMITH ARE EX OFFICIO MEMBERS OF THE COMMITTEE.
                      COMPENSATION AND PERSONNEL COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION
     Messrs. Barnhardt, Gurley and Jordan are EX OFFICIO members of the Compensation and Personnel Committee, and are the Presidents and Chief Executive Officers of Citizens, Security Bank and OMNIBANK, respectively. Messrs. Gurley and Jordan are senior executive officers, and Mr. Barnhardt is the Vice-Chairman, of the Corporation. As EX OFFICIO members of the Committee, these directors participate in Committee discussions but do not vote on any Committee actions. Moreover, they do not participate in and are not present during Committee deliberations upon senior executive compensation matters and, accordingly, did not attend a total of eight Committee meetings in 1993.
                                       15

                          TRANSACTIONS WITH MANAGEMENT
     The Corporation's directors, officers and principal shareholders, and persons associated with them, have been customers of, and have had banking transactions with, subsidiaries of the Corporation and are expected to continue such relationships in the future. All such transactions were in the ordinary course of business, and were on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features; provided, however, that prior to May 1, 1989, Citizens had a policy of extending favorable interest rates on mortgages and consumer loans to non-employee directors and officers of Citizens. Relevant loans by Citizens are set forth below:

                                               LARGEST
                                            INDEBTEDNESS          OUTSTANDING
                                                SINCE           INDEBTEDNESS AT        INTEREST
NAME AND POSITION                          JANUARY 1, 1993     DECEMBER 31, 1993     RATE PAID(1)
Ralph A. Barnhardt
  Director and Vice-Chairman of the
  Corporation; Chairman, President and
  Chief Executive Officer of Citizens          $30,252              $16,541               7.75%
E. K. Prewitt, Jr.
  Senior Vice-President and Secretary
  of the Corporation                            87,946               75,073(2)            7.50%

(1) Weighted average as of December 31, 1993
(2) Mortgage loan secured by residential property.
     The aggregate amount of all extensions of credit to all directors and executive officers of the Corporation as a group (including their affiliates) as of December 31, 1993 was approximately $1.88 million, which amount constituted less than approximately 1.5% of the shareholders' equity in the Corporation as of that date.
                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
     Section 16(a) of the Securities Exchange Act of 1934 (the 1934 Act) requires the Corporation's executive officers and directors, and persons who own more than ten percent of the Corporation's Common Stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.
     Based solely on a review of the copies of such forms furnished to the Corporation and written representations from the Corporation's executive officers and directors, the Corporation believes that during the year ended December 31, 1993, its executive officers and directors complied with all applicable Section 16(a) filing requirements.
                                  PROPOSAL II
        APPROVAL OF OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN
     The Board of Directors has adopted the Corporation's Omnibus Stock Ownership and Long Term Incentive Plan (the Omnibus Plan) and directed that it be submitted to the shareholders for approval. The purpose of the Omnibus Plan is to promote the interests of the Corporation by attracting and retaining in its employment persons of outstanding ability and to provide executive and other key employees of the Corporation and its subsidiaries greater incentive to make material contributions to the success of the Corporation by providing them with stock and/or stock-based compensation which will increase in value based upon the market performance of the Corporation's Common Stock and/or the corporate achievement of financial and other performance objectives. The Omnibus Plan is intended to replace the currently existing Option Plans.
     Employees of the Corporation and its subsidiaries who are within designated job grade classifications under the Corporation's salary administration plan and who are designated as eligible participants by the Committee administering the Plan may receive awards of Rights (as defined below) under the Omnibus Plan. Upon the approval of the Omnibus Plan, it is currently anticipated that approximately 25 employees, including Messrs. Jordan, Barnhardt, Gurley and Ridgill,
                                       16
will be so designated, and that Options (as defined below) to acquire 60,000 shares of Common Stock (with 30,000 Options being granted to Mr. Gurley) will be granted to designated employees. The benefits which may be received by participants in the Omnibus Plan are not determinable. On March 25, 1994, the bid and ask quotations for the Company's Common Stock on the NASDAQ-NMS were $13.50 and $14.00.
     The Omnibus Plan is administered by the Compensation and Personnel Committee of the Board of Directors (the Committee), the regular members of which are ineligible to participate in the Omnibus Plan. Subject to the terms of the Omnibus Plan, the Committee has authority to construe and interpret the Omnibus Plan, to determine the terms and provisions of Rights (as defined below) to be granted under the Omnibus Plan, to define the terms used in the Omnibus Plan and in the Rights granted thereunder, to prescribe, amend and rescind rules and regulations relating to the Omnibus Plan, to determine the individuals to whom and the times at which Rights shall be granted and the number of shares to be subject to, or to underlie, each Right awarded, and to make all other determinations necessary or advisable for the administration of the Omnibus Plan. Each grant of a Right will be evidenced by a written agreement containing such terms and conditions consistent with the Omnibus Plan as the Committee may determine. If this Proposal II is approved by the shareholders, the number of shares available under the Omnibus Plan for grants of Rights will be 300,000, subject to appropriate adjustment for stock splits, stock combinations, reclassifications and similar changes.
RIGHTS WHICH MAY BE GRANTED
     Under the Omnibus Plan, the Committee may grant eligible participants options to acquire shares of the Corporation's Common Stock, awards of rights to receive restricted shares of Common Stock, awards of long term incentive units (each equivalent in value to one share of Common Stock), and/or awards of stock appreciation rights (each equivalent to the cash value of one share of Common Stock). These options and awards are referred to herein as the Rights. All Rights must be granted or awarded within ten years of the date of the Board's adoption of the Omnibus Plan.
     OPTIONS. Options to acquire Common Stock granted under the Omnibus Plan (Options) may be either incentive stock options (ISOs) or non-qualified options
(NSOs). The exercise price of an Option may not be less than 100% of the last-transaction price for the Corporation's Common Stock quoted by the NASDAQ-NMS on the date of grant.
     The Omnibus Plan provides that, in its discretion, the Committee may establish that the exercise price of an Option will be adjusted, upward or downward, on a quarterly basis, based on the market value performance of the Common Stock in comparison with the aggregate market value performance of one or more indices of publicly-traded financial institutions and financial institution holding companies deemed by the Committee to be similar to the Corporation in asset size, capitalization, trading volumes, etc. (Index or Indices); provided, however, that certain provisions of the Internal Revenue Code of 1986, as amended (the Code), may limit the Committee's ability to make the exercise price of ISOs adjustable. The Committee may utilize Indices published by third parties and/or may construct one or more Indices meeting the above-described characteristics. All such Indices must include no fewer than 15 companies.
     The Committee shall determine the expiration date of each Option granted, up to a maximum of ten years from the date of grant. In the Committee's discretion, it may specify the period or periods of time within which each Option will first become exercisable, which period or periods may be accelerated or shortened by the Committee; provided, however, that the vesting period, if any, for each Option must be at least two years.
     Each Option granted will terminate upon the expiration date established by the Committee or upon the earlier of (i) 90 days after the holder of the Option ceases to be an employee of the Corporation or a subsidiary for any reason other than the holder's Death, Disability, Retirement or Just Cause Termination (as described in the Omnibus Plan), (ii) twelve months after the holder ceases to be an employee by reason of Death, Disability or Retirement, and (iii) immediately as of the date the holder is no longer an employee by reason of a Just Cause Termination; provided, however, the Committee may require ISOs to be exercised with 90 days of Death, Disability or Retirement in order to comply with certain Code provisions.
     RESTRICTED STOCK. The Committee may award Rights to acquire shares of Common Stock subject to certain transfer restrictions (Restricted Stock) to eligible participants under the Omnibus Plan for such purchase price per share of Restricted Stock as the Committee, in its discretion, may determine appropriate. All shares of Restricted Stock awarded will be deemed unvested (i.e., not available for purchase by the recipient of the award) and will become vested (i.e., available for purchase) as follows: (i) on the first anniversary of the date of the award, if the award recipient remains an employee of the Corporation or a subsidiary, 25% of the Restricted Stock shares will be vested; and (ii) the remaining
                                       17

Restricted Stock will become vested at the rate of 6.25% of the total Restricted Stock shares awarded every three months that elapses after the first anniversary of the date of award.
     The expiration date of each award of Restricted Stock shall be established by the Committee, up to a maximum of ten years from the date of award. However, awards of Restricted Stock shall earlier terminate upon the Death, Disability, Retirement or Just Cause Termination of the holder of the award as described above in connection with the termination of Options.
     UNITS. Under the Omnibus Plan, the Committee may grant awards of long term incentive units, each equivalent in value to one share of the Corporation's Common Stock, in each of the years 1994 through 2002 to eligible participants (Units). Except as otherwise provided, Units so awarded may be distributed to the award recipient are distributed only after the end of a performance period of two or more years, as determined by the Committee, beginning with the year in which the awards are granted.
     The percentage of the Units awarded that are to be distributed will depend on the levels of financial and other performance achieved by the Corporation during the performance period. The Committee may adopt one or more performance categories in addition to, or in substitution for, a performance category or may eliminate all performance categories other than financial performance. All performance categories other than financial performance may not be applied in the aggregate as a factor of more than one against financial performance.
     As soon as practicable after each performance period, the percentage of Units awarded that are to be distributed, based on the levels of performance achieved, will be determined and distributed to the recipients of such awards in the form of a combination of shares of Common Stock and cash consisting of a number of shares equal to 60% of the Units to be distributed and cash equal in value to the remaining 40% of those Units. Units awarded, but which the recipients are not entitled to receive, will be cancelled.
     An amount equal to the dividend payable on one share of the Corporation's Common Stock (a dividend equivalent credit) will be determined and credited on the payment date to each Unit recipient's account under the Omnibus Plan. Such amount will be converted within the account to an additional number of Units equal to the number of shares of Common Stock which could be purchased at the last-transaction price of the Common Stock on the NASDAQ-NMS on the dividend payment date with the amount credited to the recipient's account.
     No dividend equivalent credits or distribution of Units may be credited or made if, at the time of crediting or distribution, (i) the Corporation has not declared and paid a cash dividend on the Corporation's Common Stock during the then current quarter, (ii) there exists any default in payment of dividends on any outstanding shares of capital stock, (iii) the rate of dividends on the Common Stock is lower than at the time the Units to which the dividend equivalent credits pertain were awarded, (iv) the estimated consolidated net income for the Corporation for the twelve months preceding the month of crediting or distribution is less than the sum of dividend equivalent credits to be credited and the Units to be distributed, plus all dividends applicable to such period on an accrual basis, either paid, declared or accrued at the most recently paid rate, on all outstanding Common Stock, or (v) such crediting of dividend equivalent credits or distribution of Units would result in default under any agreement by which the Corporation is bound.
     If an extraordinary event occurs during a performance period which significantly alters the basis upon which the performance levels were established, the Committee may make adjustments which it deems appropriate in the performance levels. Such events may include changes in accounting practices, tax, financial institution laws or regulations or other laws or regulations, economic changes not in the ordinary course of business cycles, or compliance with judicial decrees or other legal requirements.
     STOCK APPRECIATION RIGHTS. The Omnibus Plan provides that the Committee may award Rights to receive cash based upon increases in the market price of Common Stock over the last transaction price of the Common Stock on the NASDAQ-NMS (base price) on the date of the award (a Stock Appreciation Right or SAR). The expiration date of a SAR may be no more than ten years from the date of award.
     The Committee, in its discretion, may establish that the base price of a SAR will be adjusted, upward or downward, on a quarterly basis, based on the market performance of the Corporation's Common Stock in comparison with one or more Indices (as defined in the discussion concerning Options above). Each SAR awarded by the Committee may be exercisable immediately or may become vested or such period or periods as the Committee may establish, which periods may be accelerated or shortened in the Committee's discretion.
                                       18

     Each SAR awarded will terminate upon the expiration date established by the Committee or the earlier termination of the employment of the SAR recipient by reason of Death, Disability, Retirement or Just Cause Termination as described above in connection with the termination of Options.
ADJUSTMENTS
     In the event the outstanding shares of the Corporation's Common Stock are increased, decreased, changed into or exchanged for a different number or kind of securities as a result of a stock split, reverse stock split, stock dividend, recapitalization, merger, share exchange acquisition, or reclassification, appropriate proportionate adjustments will be made in (i) the aggregate number or kind of shares which may be issued pursuant to exercise of, or which underlie, Rights; (ii) the exercise or other purchase price, or base value, and the number and/or kind of shares acquirable under, or underlying, Rights; (iii) and rights and matters determined on a per share basis under the Omnibus Plan. Any such adjustment will be made by the Committee, subject to ratification by the Board of Directors. No such adjustment will be required by reason of the issuance of Common Stock, or securities convertible into Common Stock, by the Corporation for cash or the issuance of shares of Common Stock by the Corporation in exchange for shares of the capital stock of any corporation, financial institution or other organization acquired by the Corporation or a subsidiary thereof in connection therewith.
     Any shares of Common Stock allocated to Rights granted under the Omnibus Plan, which Rights are subsequently cancelled or forfeited, will be available for further allocation upon such cancellation or forfeiture.
FEDERAL INCOME TAX CONSEQUENCES
     Based on the present provisions of the Code, and regulations promulgated thereunder (the Treasury Regulations), the federal income tax consequences of Rights awarded under the Omnibus Plan and the subsequent disposition of Common Stock acquired thereby will be as summarized below. The Omnibus Plan is not subject to the qualification requirements of Section 401(a) of the Code.
     NSOS AND RESTRICTED STOCK. Under present Treasury Regulations holding that an option does not have a readily ascertainable fair market value for purposes of Section 83 of the Code unless it is freely transferable, immediately exercisable in full, and meets certain other conditions, the holder of an NSO will not realize taxable income at the time the NSO is granted.
     In general, an employee exercising an NSO will recognize compensation income under Code Section 83 equal to the amount by which the fair market value of the Common Stock received on the date of exercise exceeds the sum of the exercise price and any amount paid for the NSO. If the employee elects to pay the NSO exercise price in whole or in part with Common Stock, the employee generally will not recognize any gain or loss on the Common Stock surrendered in payment of the exercise price.
     The Corporation generally will not recognize any income or be entitled to claim any deduction upon the grant of an NSO. At the time the employee is required to recognize compensation income upon the exercise of the NSO, the Corporation generally will be entitled to claim a deduction in an amount equal to such compensation income.
     The Corporation expects that awards of Restricted Stock generally will be treated for federal income tax purposes in a manner similar to NSOs, since the employee is in effect being given an option to acquire Common Stock in exchange for payment of a purchase price.
     ISOS. The holder of an ISO generally is not taxed on either the grant or exercise of an ISO for regular federal income tax purposes. However, the employee generally must include in his federal alternative minimum tax income any excess (the Bargain Element) of the acquired Common Stock's fair market value at time of exercise over the exercise price paid by the employee. Furthermore, if the employee sells, exchanges, gifts or otherwise disposes of (other than in certain types of transactions) such stock either within two years after the ISO was granted or within one year after the ISO was exercised (an Early Disposition), the employee generally must recognize the Bargain Element as compensation income for regular federal income tax purposes. Any gain realized on the disposition in excess of the Bargain Element is subject to recognition under the usual rules applying in dispositions of property. If a taxable sale or exchange is made after such holding periods are satisfied, the difference between the exercise price and the amount realized upon disposition of the Common Stock typically will constitute taxable long-term capital gain or loss. If an employee exercises an ISO and delivers shares of Common Stock as payment for part or all of the exercise price of the stock purchased (Payment Stock), no gain or loss generally will be recognized with respect to the Payment Stock; provided, however, if the Payment Stock was acquired pursuant to the exercise of an ISO, the employee will be subject to recognizing as compensation income the
                                       19

Bargain Element on the Payment Stock as an Early Disposition if the exchange for the new shares occurs during either of the holding periods for the Payment Stock.
     The Corporation generally will not recognize gain or loss or be entitled to a deduction, upon either the grant or the employee's exercise of an ISO. However, if there is an Early Disposition, the Corporation generally will be entitled to deduct the Bargain Element as compensation paid the employee.
     UNITS. The Corporation expects that employees generally will not be taxed on the award of Units. Instead, any cash and the then fair market value of any Common Stock received by the employee upon the distribution of a Unit generally will be taxable to the employee as compensation income upon such distribution. At that time, the Corporation generally will be entitled to claim a deduction in an amount equal to the compensation income.
     SARS. The Corporation expects that employees generally will not be taxed on the award (or if the SAR is not immediately exercisable, the vesting) of a SAR, but instead will be taxed on the cash received on exercise of the SAR as compensation income. At that time, the Corporation generally will be entitled to claim a deduction in an amount equal to the compensation income.
     POSTPONEMENT OF TAXATION IN CERTAIN CASES. As discussed above, upon receipt of Common Stock pursuant to the exercise of an NSO, the purchase of Restricted Stock, or the distribution of a Unit, an employee generally must recognize as compensation income the amount, if any, by which the then fair market value of the Common Stock thereby received exceeds any amount paid by the employee for the Common Stock (plus, in the case of an NSO, any amount paid for the grant of an NSO).
     If the Common Stock received, however, is subject to a substantial risk of forfeiture to which any transferee of the Common Stock from the employee would be subject, taxation on the Common Stock (including the valuation of the Common Stock used to measure the taxation) generally will be deferred until the risk lapses or a transferee may take free of the risk, unless the employee elects under Section 83(b) of the Code not to defer taxation.
     In general, a substantial risk of forfeiture will exist if the employee's rights in the Common Stock are conditioned upon his future performance of substantial services. In addition, if a sale of the Common Stock received would subject the employee to potential liability under Section 16(b) of the 1934 Act, then the employee is deemed subject to a substantial risk of forfeiture to which any transferee would take subject. Section 16(b) generally provides that a director, officer, or more than 10% owner of a corporation's stock, may be required to disgorge any profit deemed made whenever he or she engages in both a purchase transaction and a sale transaction in any six-month period. As applied for federal income tax purposes, this generally will mean that taxation of Common Stock received by an employee who is also a director, executive officer, or 10% shareholder of the Corporation would be deferred for six months after receipt of the Common Stock, unless the employee elects under Code Section 83(b) not to defer taxation.
     If an employee's taxation is deferred by the presence of a substantial risk of forfeiture, the Corporation's deduction generally will also be deferred.
     LIMITATIONS ON CORPORATION DEDUCTION. The ability of the Corporation to deduct stock-based compensation payable under the Omnibus Plan and/or other compensation generally will be potentially subject to various limitations, including (i) in the case of property other than cash, the Corporation's timely withholding of federal income taxes on the compensation, (ii) the limitations under Code Section 162 that the compensation be reasonable in amount, (iii) the new $1,000,000 annual limit in Code Section 162(m) on the amount of compensation that may be deducted by publicly-held corporations in the case of certain employees, and (iv) the Code Section 280G limitations on deducting compensation that is contingent upon a change in control or the sale of a substantial portion of corporate assets.
     To the extent the compensation received by the employee is attributable to services provided to one of the Corporation's subsidiaries as distinguished from the Corporation itself, the subsidiary, not the Corporation, will be entitled to claim any deduction. If the property received by the employee is Common Stock, the Corporation believes that it is likely that the subsidiary will not be required to recognize any income on such Common Stock.
     The foregoing is only a brief summary of certain United States federal income tax consequences of the Omnibus Plan.
TERMINATION; AMENDMENT
     If approved by the shareholders, the Omnibus Plan will terminate on the tenth anniversary of the date it was adopted by the Board. Under its provisions, the Omnibus Plan may be amended by the Board of Directors at any time and from
                                       20
time to time; provided, however, that no such action may, without the approval of the shareholders of the Corporation, materially increase the maximum number of shares of Common Stock available for grants and awards under the Plan, materially increase the benefits accruing to participating employees, or materially modify eligibility requirements for participation in the Omnibus Plan.
VOTE REQUIRED FOR APPROVAL
     Under the NCBCA, a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required to approve the Omnibus Plan. Accordingly, abstentions and broker non-votes will not be counted in the tabulation of votes on this Proposal II.
     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE OMNIBUS PLAN.
                                  PROPOSAL III
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR
     KPMG Peat Marwick was the Corporation's independent auditor for the year ended December 31, 1993 and has been selected as the Corporation's independent auditor for the year ending December 31, 1994. Such selection is being submitted to the Corporation's shareholders for ratification. Representatives of KPMG Peat Marwick are expected to attend the Annual Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.
      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL.
                  DATE FOR RECEIPT OF SHAREHOLDERS' PROPOSALS
     It is presently anticipated that the 1995 Annual Meeting of Shareholders will be held in April of 1995. In order for shareholder proposals to be included in the proxy materials for that meeting, such proposals must be received by the Secretary of the Corporation at the Corporation's principal executive office not later than November 28, 1994, and meet all other applicable requirements for inclusion therein.
                                 OTHER MATTERS
     Management knows of no other matters to be presented for consideration at the Annual Meeting or any adjournments thereof. If any other matters shall properly come before the Annual Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.
                                       21

                                 MISCELLANEOUS
     The Annual Report of the Corporation for the year ended December 31, 1993, which includes financial statements audited and reported upon by the Corporation's independent auditor, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be a part of this Proxy Statement or a solicitation of proxies.
     THE FORM 10-K FILED BY THE CORPORATION WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST DIRECTED TO: SECURITY CAPITAL BANCORP, POST OFFICE BOX 1387, SALISBURY, NORTH CAROLINA 28145-1387, ATTENTION:
DAVID B. JORDAN
                                         By Order of the Board of Directors
                                         (Signature of Miles J. Smith, Jr.)
                                         MILES J. SMITH, JR.
                                         CHAIRMAN OF THE BOARD
March 28, 1994
                                       22

****************************************************************************
                                  APPENDIX

On the Notice of 1994 Annual Meeting of Shareholders page the Security Capital Bancorp logo appears where noted. Also the signature of Miles J. Smith, Jr. appears where indicated.

On Page 1 the Security Capital Bancorp logo appears where noted.

On Page 14 the Comparison of Five Year-Cumulative Total
Returns graph appears where noted. The plot points are as listed below:

                             12/30/88    12/29/89    12/31/90   12/31/91   12/31/92   12/31/93
SECURITY CAPITAL BANCORP      100.00      130.3       114.0       95.1      113.3     137.3
CRSP Index for Nasdaq
  Stock Market (US Companies) 100.00      121.2       103.0      165.2      192.1     219.2
CRSP Index for Nasdaq
  Bank Stocks                 100.00      111.2        81.4      133.6      194.2     221.3

On Page 22 the signature of Miles J. Smith, Jr. appears where noted.